UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2016

NOVA LIFESTYLE, INC.
(Exact name of registrant as specified in its charter)

Nevada	011-36259	90-0746568
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6565 E. Washington Blvd., Commerce, CA	90040
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (323) 888-9999

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On June 20, 2016, Nova Lifestyle, Inc. (the “Company”) received written notice from the NASDAQ Stock Market (“NASDAQ”) stating that the Company is not in compliance with the $1.00 minimum closing bid price requirement for continued listing on The NASDAQ Global Market, as set forth in NASDAQ Listing Rule 5450(a)(1). The notice has no immediate effect on the listing of the Company's common stock, and its common stock will continue to trade on The NASDAQ Global Market under the symbol “NVFY” at this time.  In accordance with NASDAQ Listing Rule 5810(c)(3)(A), the Company has a grace period of 180 calendar days, or until December 19, 2016, to regain compliance with the minimum closing bid price requirement. To regain compliance, the closing bid price of the Company's common stock must meet or exceed $1.00 per share for at least ten consecutive business days during this 180-day grace period.

If the Company does not regain compliance by December 19, 2016, the Company may be eligible for an additional grace period if it applies to transfer the listing of its common stock to the NASDAQ Capital Market. To qualify, the Company would be required to meet the continued listing requirements for market value of publicly held shares and all other initial listing standards for the NASDAQ Capital Market, with the exception of the minimum bid price requirement, and provide written notice of its intention to cure the minimum bid price deficiency during the second compliance period.

If the Company meets these requirements, the NASDAQ staff will grant an additional 180 calendar days for the Company to regain compliance with the minimum bid price requirement. If the NASDAQ staff determines that the Company will not be able to cure the deficiency, or if the Company otherwise determines not to submit a transfer application or make the required representation, NASDAQ will provide notice that the Company’s common stock will be subject to delisting. The Company would have the right to appeal a determination to delist its common stock, and the common stock would remain listed on the NASDAQ Global Market until the completion of the appeal process.

The Company intends to monitor the closing bid price for its common stock between now and December 19, 2016 and will consider the various available options available to the Company if its common stock does not trade at a level that is likely to regain compliance.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVA LIFESTYLE, INC.

Date: June 24, 2016	By:	/s/ Ya Ming Wong
Ya Ming Wong
	Its:	Chief Executive Officer